As filed with the Securities and Exchange Commission on July 9, 2014
Registration No. 333-196455

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
PRE-EFFECTIVE AMENDMENT NO. 2
FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

CENTRAL VALLEY COMMUNITY BANCORP
(Exact Name of Registrant as Specified in its Charter)

California	77-0539125
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
7100 N. Financial Drive, Suite 101
Fresno, California 93720
(559) 298-1775
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Daniel J. Doyle
President and Chief Executive Officer
Central Valley Community Bancorp
7100 N. Financial Drive, Suite 101
Fresno, California 93720
(559) 298-1775 / Fax: (559) 323-3310
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With a copy to:
Bruce F. Dravis, Esq.
James K. Dyer, Jr., Esq.
Downey Brand LLP
621 Capitol Mall, 18th Floor
Sacramento, California 95814
Tel: (916) 520-5280
Fax: (916) 520-5680

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	258,862	(2)	(2)	(2)

(1)
Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of our common stock. The total number of shares registered hereunder consists of 155,062 shares that were the subject of the Registrant’s filing on June 2, 2014, and an additional 103,800 shares that were added by Pre-Effective Amendment No. 1 on June 23, 2014.

(2)
In accordance with Rule 457(c) under the Securities Act of 1933, the aggregate offering price of our common stock was estimated based on the average of the high and low sales price of our common stock reported by The NASDAQ Capital Market at May 27, 2014, and June 20, 2014, respectively, for the purpose of calculating the registration fees at the time of filing for this Registration Statement and Pre-Effective Amendment No. 1, respectively. Aggregate registration fees of $391.93 for the aggregate 258,862 shares registered hereunder have been paid pursuant to such calculations.

ii

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
The additional securities registered hereby are added to the shares of common stock originally registered pursuant to Registration Statement No. 333-165907. The total number of shares offered for resale pursuant to the prospectus contained herein is lower than the total number of shares that have been registered for resale under this Registration Statement and Registration Statement No. 333-165907, reflecting prior transactions by the Selling Shareholders. Registration Statement No. 333-165907 originally related to the resale of a total of 1,264,952 shares; that number has been reduced to 896,152 shares as a result of the resales in 2014 of (a) 103,800 shares without registration pursuant to Rule 144, and (b) 265,000 shares under Registration Statement 333-165907. Pursuant to Rule 429 of the Securities Act of 1933, the prospectus contained in this registration statement relates to the common stock previously registered on April 28, 2010 on Form S-3, Registration No. 333-165907 as well as to the securities registered hereby.

iii

Subject to Completion, Dated July 9, 2014

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING SHAREHOLDERS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
PROSPECTUS
1,155,014 Shares
Central Valley Community Bancorp
Common Stock
This prospectus relates to the offer and sale of up to 1,155,014 shares of our common stock under this prospectus by the Selling Shareholders identified in the “Selling Shareholders” section of this prospectus or their transferees, pledgees, donees or successors in interest, which offer and sale is not being underwritten. In connection with a private placement of our securities on December 23, 2009, we issued to the Selling Shareholders shares of our common stock and securities that were subsequently converted to our common stock. On April 28, 2010, a registration statement for the offer and sale of up to 1,264,952 shares of our common stock by the Selling Shareholders became effective. On June 2, 2014, the Company filed a registration statement for the offer and sale of an additional 155,062 shares of our common stock by members of the original Selling Shareholders group. On June 23, 2014, the Company filed Amendment No. 1 to the registration statement to include an additional 103,800 shares. The total number of shares offered under this prospectus reflects the prior sale of an aggregate 368,800 shares by the Selling Shareholders.
The Selling Shareholders or their pledgees, donees, transferees or other successors in interest may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Shareholders may sell shares of common stock in the section titled “Plan of Distribution” on page 12. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of these shares by the Selling Shareholders. We will pay the expenses incurred in registering the shares, including legal and accounting fees.
Our common stock is listed on The NASDAQ Capital Market under the symbol “CVCY.” The last reported sale price for our common stock on July 8, 2014 was $13.06 per share.
Investment in our common stock involves a high degree of risk. We urge you to carefully consider the risks that we have described in this prospectus under the caption “Risk Factors” beginning on page 4 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is July 9, 2014.

INFORMATION CONTAINED IN THIS PROSPECTUS
You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not, and the Selling Shareholders have not, authorized anyone to provide you with additional or different information or make any other representations. These securities are not being offered in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or of any sale of our common stock.

PROSPECTUS SUMMARY
The following summary highlights information contained in this prospectus or incorporated into this prospectus by reference. While we have included what we believe to be the most important information about the Company and this offering, the following summary does not contain all of the information that you will need to consider in making your investment decision. You should read this entire prospectus carefully, including the risks of investing discussed under “Risk Factors” beginning on page 4, and the information to which we refer you and the information incorporated into this prospectus by reference. References in this prospectus to “the Company,” “we,” “our,” and “us” refer to Central Valley Community Bancorp. References to “Selling Shareholders” refer to the shareholders listed herein under the heading “Selling Shareholders” on page 12, who may sell shares from time to time as described in this prospectus.
About This Prospectus
This prospectus is part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission, or the Commission, to register 258,862 shares of our common stock. Pursuant to Rule 429 of the Securities Act of 1933, this prospectus also relates to the 1,264,952 shares of our common stock previously registered on April 28, 2010 on Form S-3, Registration No. 333-165907 as well as to the securities registered hereby (as reduced by prior resales by the Selling Shareholders). All of the shares to which this prospectus relates were originally issued on December 23, 2009, in connection with a private placement as described in the Current Report on Form 8-K filed by us with the Commission on December 24, 2009, in which we issued (a) 1,264,952 shares of our common stock to the Selling Shareholders and (b) securities convertible into an additional 258,862 shares of our common stock to two members of the Selling Shareholder group. Collectively, the shares of our common stock registered under the two registration statements are referred to herein as the “Shares.” The Shares are being registered for resale or other disposition by the Selling Shareholders or their pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from the sale or other disposition of the Shares registered hereunder, or interests therein.

About Central Valley Community Bancorp

Central Valley Community Bancorp (the Company) was incorporated on February 7, 2000 as a California corporation, for the purpose of becoming the holding company for Central Valley Community Bank (the Bank), formerly known as Clovis Community Bank, a California state chartered bank, through a corporate reorganization. In the reorganization, the Bank became the wholly-owned subsidiary of the Company, and the shareholders of the Bank became the shareholders of the Company. The Company is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the BHC Act), and is subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the Board of Governors).

At December 31, 2013, and the date of this filing, we had one banking subsidiary, the Bank. Our principal business is to provide, through our banking subsidiary, financial services in our primary market area in California. We serve seven contiguous counties in California’s central valley including Fresno County, Madera County, Merced County, Sacramento County, San Joaquin County, Stanislaus County, and Tulare County, and their surrounding areas through the Bank. We do not currently conduct any operations other than through the Bank. Unless the context otherwise requires, references to us refer to the Company and the Bank on a consolidated basis. At December 31, 2013, and March 31, 2014, we had consolidated total assets of approximately $1,145,635,000 and $1,139,502,000, respectively. See Items 7 and 8, Management’s Discussion and Analysis or Plan of Operation and Financial Statements, in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Commission on March 21, 2014.

Effective July 1, 2013, the Company and Visalia Community Bank completed a merger under which Visalia Community Bank, with three full-service offices in Visalia and one in Exeter, merged with and into the Bank.

On August 18, 2011, the Company entered into a Securities Purchase Agreement (SPA) with the Small Business Lending Fund of the United States Department of the Treasury (the Treasury), under which the Company issued 7,000 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series C (Series C Preferred) to the Treasury for an aggregate purchase price of $7,000,000. Simultaneously, the Company agreed with Treasury under a Letter Agreement to redeem, for an aggregate price of $7,000,000, the 7,000 shares of the Company’s Series A Fixed Rate Cumulative Preferred Stock (Series A Stock) originally issued pursuant to the Treasury’s Capital Purchase Program (CPP) in 2009. The redemption of the Series A Stock resulted in an acceleration of the remaining discount booked at the time of the CPP transaction. In connection with the repurchase of the Series A Stock, the Company also repurchased the warrant (the Warrant) to purchase 79,037 shares of the Company’s common stock that was originally issued to Treasury in connection with the CPP transaction for total consideration of $185,000.

On December 31, 2013, the Company redeemed all 7,000 outstanding shares of its Series C Preferred from the Treasury, in exercise of its optional redemption rights pursuant to the terms of the Series C Preferred under the Company’s charter and the SPA. The Company paid the Treasury $7,087,500 in connection with the redemption, representing $1,000 per share of the Series C Preferred plus all accrued and unpaid dividends through the date of the redemption. The obligations of the Company under the SPA are terminated as a result of the redemption. No additional shares of Series C Preferred are outstanding.

On December 23, 2009, the Company entered into Stock Purchase Agreements with a limited number of accredited investors to sell a total of 1,264,952 shares of common stock, at $5.25 per share and 1,359 shares of non-voting Series B Convertible Adjustable Rate Non-Cumulative Perpetual Preferred Stock (Series B Preferred Stock) at $1,000 per share, for an aggregate gross purchase price of $8,000,000, offset by issuance costs totaling $242,000.

In May 2010, the shareholders of the Company approved an amendment to the Company’s governing instruments to create a series of non-voting common stock. In June 2010, the Company exercised its option to require the exchange of the 1,359 shares of Series B Preferred Stock for 258,862 shares of non-voting common stock. In August, 2011, the Company agreed to exchange the 258,862 shares of the Company’s non-voting common stock to 258,862 shares of the Company’s voting common stock. The issuance of voting common stock was conducted in a privately negotiated transaction exempt from registration pursuant to Sections 3(a)(9) and 4(2) of the Securities Act of 1933, as amended. No shares of Series B Preferred Stock or non-voting common stock remain outstanding.

On August 15, 2012, the Board of Directors of the Company approved the adoption of a program to effect repurchases of the Company’s common stock. Under the program, the Company was to repurchase up to five percent of the Company’s outstanding shares of common stock, or approximately 479,850 shares based on the shares outstanding as of August 15, 2012, for the period beginning on August 15, 2012, and ending February 15, 2013. During 2012, the Company repurchased and retired a total of 58,100 shares at an average price of $8.41 for a total cost of $488,000. The stock repurchase program was suspended after the Company entered into the Merger Agreement with Visalia Community Bank on December 19, 2012. The Company had no stock repurchase plans in place during 2013 or 2011.

As of March 31, 2014, we had a total of 290 employees and 267 full time equivalent employees, including the employees of the Bank.

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors described below, and all other information contained in or incorporated by reference in this prospectus, before deciding to invest in our common stock. If any of the following risks actually occur, they may materially harm our business, financial condition, operating results or cash flows. As a result, the market price of our common stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results or financial condition and could result in a complete loss of your investment.

ITEM 1A -    RISK FACTORS

Worsening economic conditions could adversely affect our business.

The economic conditions in the United States in general and within California and in our operating markets may remain weak or deteriorate. Unemployment nationwide and in California has increased significantly through this economic downturn and is anticipated to remain elevated for the foreseeable future. Availability of credit and consumer spending, real estate values, and consumer confidence have all declined markedly. The volatility of the capital markets and the credit, capital and liquidity problems confronting the U.S. financial system have not been resolved despite massive government expenditures and legislative efforts to stabilize the U.S. financial system. There is no assurance that such conditions will improve or be resolved in the foreseeable future.

The Bank conducts banking operations principally in California’s Central Valley. As a result, our financial condition, results of operations and cash flows are subject to changes in the economic conditions in California’s Central Valley. Our business results are dependent in large part upon the business activity, population, income levels, deposits and real estate activity in the Central Valley, and continued adverse economic conditions could have a material adverse effect upon us. In addition, the Central Valley remains largely dependent on agriculture. A downturn in agriculture and agricultural related business could indirectly and adversely affect our results of operations and financial condition. California is experiencing a severe drought. If the drought significantly harms the business of our customers, the credit quality of the loans to those customers could decline as a specific consequence of the drought.

We can provide no assurance that economic conditions in the United States in general and in the State of California and within our operating markets will not further deteriorate or that such deterioration will not materially and adversely affect us. A further deterioration in economic conditions locally, regionally or nationally could result in a further economic downturn in the Central Valley with the following consequences, any of which could further adversely affect our business:

•	loan delinquencies and defaults may increase;

•	problem assets and foreclosures may increase;

•	demand for our products and services may decline;

•	low cost or noninterest bearing deposits may decrease;

•	collateral for loans may decline in value, in turn reducing customers’ borrowing power, and reducing the value of assets and collateral as sources of repayment of existing loans;

•	foreclosed assets may not be able to be sold;

•	volatile securities market conditions could adversely affect valuations of investment portfolio assets; and

•	reputational risk may increase due to public sentiment regarding the banking industry.

Non-performing assets take significant time to resolve and adversely affect our results of operations and financial condition.

At March 31, 2014, our non-performing loans and leases were 0.97% of total loans and leases compared to 1.48% at December 31, 2013, 2.48% at December 31, 2012, and 3.38% at December 31, 2011, and our non-performing assets (which include foreclosed real estate) were 0.44% of total assets at March 31, 2014 compared to 0.68% and 1.09% at December 31, 2013 and 2012, respectively. The allowance for loan and lease losses as a percentage of non-performing loans and leases was 167.02% as of March 31, 2014 compared to 121.38% as of December 31, 2013 and 104.52% at December 31, 2012. Non-performing assets adversely affect our net income in various ways. We generally do not record interest income on non-performing loans or other real estate owned, thereby adversely affecting our income and increasing our loan administration costs. When we take collateral in foreclosures and similar proceedings, we are required to mark the related asset to the then fair market value of the collateral, which may ultimately result in a loss. An increase in the level of non-performing assets increases our risk profile and may impact the capital levels our regulators believe are appropriate in light of the ensuing risk profile, which could result in a request to reduce our level of non-performing assets. When we reduce problem assets through loan sales, workouts, restructurings and otherwise, decreases in the value of the underlying collateral, or in these borrowers’ performance or financial condition, whether or not due to economic and market conditions beyond our control, could adversely affect our business, results of operations and financial condition. In addition, the resolution of non-performing assets requires significant commitments of time from management and our directors, which can be detrimental to the performance of their other responsibilities. There can be no assurance that we will not experience future increases in non-performing assets or that the disposition of such non-performing assets will not adversely affect our profitability.

Tightening of credit markets and liquidity risk could adversely affect our business, financial condition and results of operations.

A tightening of the credit markets or any inability to obtain adequate funds for continued loan growth at an acceptable cost could adversely affect our asset growth and liquidity position and, therefore, our earnings capability. In addition to core deposit growth, maturity of investment securities and loan and lease payments, we also rely on alternative funding sources including unsecured borrowing lines with correspondent banks, secured borrowing lines with the Federal Home Loan Bank of San Francisco and the Federal Reserve Bank of San Francisco, and public time certificates of deposits. Our ability to access these sources could be impaired by deterioration in our financial condition as well as factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations for the financial services industry or serious dislocation in the general credit markets. In the event such a disruption should occur, our ability to access these sources could be adversely affected, both as to price and availability, which would limit, or potentially raise the cost of, the funds available to us.

We have a concentration risk in real estate related loans.

At December 31, 2013, $383 million, or 74.70% of our total loan and lease portfolio, consisted of real estate related loans. Substantially all of our real property collateral is located in our operating markets in the Central Valley in California. The continuing trend of deteriorating economic conditions in California and in our operating markets has contributed to an overall decline in commercial and residential real estate values. A continuing substantial decline in commercial and residential real estate values in our primary market areas could occur as a result of worsening economic conditions or other events including natural disasters such as earthquakes, fires, and floods. Such a decline in values could have an adverse impact on us by limiting repayment of defaulted loans through sale of commercial and residential real estate collateral and by a likely increase in the number of defaulted loans to the extent that the financial condition of our borrowers is adversely affected by such a decline in values. The adverse effects of the foregoing matters upon our real estate portfolio could necessitate a material increase in the provision for loan and lease losses.

If our allowance for credit losses is not sufficient to cover actual loan losses, our earnings could decrease.

Our loan customers may not repay their loans according to the terms of these loans, and the collateral securing the payment of these loans may be insufficient to assure repayment. We may experience significant credit losses that could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the size of the allowance, we rely on our experience and our evaluation of economic conditions. If our assumptions prove to be incorrect, our current allowance may not be sufficient to cover future loan losses and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Significant additions to our allowance would materially decrease our net income.

In addition, federal and state regulators periodically review our allowance for credit losses and may require us to increase our provision for credit losses or recognize further loan charge-offs, based on judgments different than those we make. Any increase in our allowance or charge-offs as required by these regulatory agencies could have a negative effect on us.

Our focus on lending to small to mid-sized community-based businesses may increase our credit risk.

Commercial real estate and commercial business loans generally are considered riskier than single-family residential loans because they have larger balances to a single borrower or group of related borrowers. Commercial real estate and commercial business loans involve risks because the borrowers’ ability to repay the loans typically depends primarily on the successful operation of the businesses or the properties securing the loans. Most of the Bank’s commercial real estate and commercial business loans are made to small to medium sized businesses who may have a heightened vulnerability to economic conditions. Moreover, a portion of these loans have been made by us in recent years and the borrowers may not have experienced a complete business or economic cycle. Furthermore, the deterioration of our borrowers’ businesses may hinder their ability to repay their loans with us, which could adversely affect our results of operations.

Fluctuations in interest rates could reduce our profitability.

We realize income primarily from the difference between interest earned on loans and securities and the interest paid on deposits and borrowings. We expect that we will periodically experience “gaps” in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to our position, this “gap” will work against us, and our earnings may be negatively affected. We are unable to predict fluctuations of market interest rates, which are affected by the following factors:

•	inflation;

•	recession;

•	a rise in unemployment;

•	tightening money supply;

•	international disorder; and

•	instability in domestic and foreign financial markets.

Our asset/liability management strategy, which is designed to address the risk from changes in market interest rates and the shape of the yield curve, may not prevent changes in interest rates from having a material adverse effect on our results of operations and financial condition. In recent years, we have shifted our mix of assets from consisting primarily of loans to a current mix that is approximately half loans and half securities. The value of these securities is subject to interest rate risk, which we must monitor and manage successfully in order to prevent declines in value of these assets if interest rates rise in the future.

Governmental monetary policies and intervention to stabilize the U.S. financial system may affect our business and are beyond our control.

The business of banking is affected significantly by the fiscal and monetary policies of the Federal government and its agencies. Such policies are beyond our control. We are particularly affected by the policies established by the Federal Reserve Board in relation to the supply of money and credit in the United States. The instruments of monetary policy available to the Federal Reserve Board can be used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits, and this can and does have a material effect on our business.

Legislation including the Emergency Economic Stabilization Act of 2008 (the EESA), signed into law by President Bush on October 3, 2008, and the American Recovery and Reinvestment Act of 2009 (the ARRA), signed into law by President Obama on February 17, 2009, each include programs that are intended to help stabilize the U.S. financial system. However, it is uncertain whether such legislation will sufficiently resolve the volatility of capital and credit markets or improve capital and liquidity problems confronting the financial system. The failure of the EESA or ARRA to mitigate or eliminate such volatility and problems affecting the financial markets and a continuation or worsening of current financial market conditions could limit our access to capital or sources of liquidity in amounts and at times necessary to conduct operations in compliance with applicable regulatory requirements.

Competition with other financial institutions could adversely affect our profitability.

We face vigorous competition from banks and other financial institutions, including savings institutions, finance companies and credit unions. A number of these banks and other financial institutions have substantially greater resources and lending limits, larger branch systems and a wider array of banking services. To a limited extent, we also compete with other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies and insurance companies. This competition may reduce or limit our margins on banking services, reduce our market share and adversely affect our results of operations and financial condition. Additionally, we face competition primarily from other banks in attracting, developing and retaining qualified banking professionals.

Technology implementation problems or computer system failures could adversely affect us.

Our future growth prospects will be highly dependent on our ability to implement changes in technology that affect the delivery of banking services such as the increased demand for computer access to bank accounts and the availability to perform banking transactions electronically. Our ability to compete will depend upon our ability to continue to adapt technology on a timely and cost-effective basis to meet such demands. In addition, our business and operations could be susceptible to adverse effects from computer failures, communication and energy disruption, and activities such as fraud of unethical individuals with the technological ability to cause disruptions or failures of our data processing system.

Information security breaches or other technological difficulties could adversely affect us.

We cannot be certain that the continued implementation of safeguards will eliminate the risk of vulnerability to technological difficulties or failures or ensure the absence of a breach of information security. We will continue to rely on the services of various vendors who provide data processing and communication services to the banking industry. Nonetheless, if information security is compromised or other technology difficulties or failures occur at the Bank or with one of our vendors, information may be lost or misappropriated, services and operations may be interrupted and the Bank could be exposed to claims from its customers as a result.

Our controls over financial reporting and related governance procedures may fail or be circumvented.

Management regularly reviews and updates our internal control over financial reporting, disclosure controls and procedures, and corporate governance policies and procedures. We maintain controls and procedures to mitigate risks such as processing system failures or errors and customer or employee fraud, and we maintain insurance coverage for certain of these risks. Any system of controls and procedures, however well designed and operated, is based in part on certain assumptions and provides only reasonable, not absolute, assurances that the objectives of the system are met. Events could occur which are not prevented or detected by our internal controls, are not insured against, or are in excess of our insurance limits. Any failure or circumvention of our controls and procedures, or failure to comply with regulations related to controls and procedures, could have an adverse effect on our business.

We may not be successful in raising additional capital needed in the future.

If additional capital is needed in the future as a result of losses, our business strategy or regulatory requirements, there is no assurance that our efforts to raise such additional capital will be successful or that shares sold in the future will be sold at prices or on terms equal to or better than the current market price. The inability to raise additional capital when needed or at prices and terms acceptable to us could adversely affect our ability to implement our business strategies.

The effects of legislation in response to current credit conditions may adversely affect us.

Legislation that has or may be passed at the Federal level and/or by the State of California in response to current conditions affecting credit markets could cause us to experience higher credit losses if such legislation reduces the amount that the Bank’s borrowers are otherwise contractually required to pay under existing loan contracts. Such legislation could also result in the imposition of limitations upon the Bank’s ability to foreclose on property or other collateral or make foreclosure less economically feasible. Such events could result in increased loan and lease losses and require a material increase in the allowance for loan and lease losses.

The effects of changes to FDIC insurance coverage limits are uncertain and increased premiums may adversely affect us.

The Bank’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC) up to applicable legal limits. All of a depositors’ accounts at an insured depository institution, including all non-interest bearing transactions accounts, will be insured by the FDIC up to the standard maximum deposit insurance amount of $250,000 for each deposit insurance ownership category.

Increases in FDIC insurance premiums will add to our cost of operations and could have a significant impact on the Bank. Depending on any future losses that the FDIC insurance fund may suffer due to failed institutions, there can be no assurance that there will not be additional significant premium increases in order to replenish the fund.

On February 7, 2011, the FDIC Board of Directors adopted the final rule, which redefined the deposit insurance assessment base as required by the Consumer Protection Act (Dodd-Frank), and makes changes to assessment rates, implements Dodd-Frank’s Deposit Insurance Fund (DIF) dividend provisions, and revises the risk based assessment system for all large institutions. The final rule redefined the deposit insurance assessment base as average consolidated total assets minus average tangible equity, defined as Tier 1 capital. The final rule adopted a new assessment rate schedule effective April 1, 2011, and in lieu of dividends, other rate schedules when the reserve ratio reaches certain levels and was paid at the end of September 2011. The rule lowers overall assessment rates in order to generate the same approximate amount of revenue under the new larger base as was raised under the old base. The assessment rate in total is between 2.5 and 9 basis points on the broader base for banks in the lowest risk category, and 30 to 45 basis points for banks in the highest risk category.

In the future we may be required to recognize impairment with respect to investment securities, including the FHLB stock we hold.

Our securities portfolio contains whole loan private mortgage-backed securities and currently includes securities with unrecognized losses and securities that have been downgraded to below investment grade by national rating agencies. We may continue to observe declines in the fair market value of these securities. We evaluate the securities portfolio for any other-than-temporary impairment each reporting period, as required by generally accepted accounting principles, and for the year ended December 31, 2013, we recorded $17,000 in other-than-temporary impairment. There can be no assurance, however, that future evaluations of the securities portfolio will not require us to recognize further impairment charges with respect to these and other holdings.

In addition, as a condition to membership in the Federal Home Loan Bank of San Francisco (the FHLB), we are required to purchase and hold a certain amount of FHLB stock. Our stock purchase requirement is based, in part, upon the outstanding principal balance of advances from the FHLB. At March 31, 2014 and December 31, 2013, we held stock in the FHLB totaling $4,499,000. The FHLB stock held by us is carried at cost and is subject to recoverability testing under applicable accounting standards. To date, the FHLB has not discontinued the distribution of dividends on its shares. However, there can be no assurance the FHLB's dividend paying practices will continue. We have not previously recognized an impairment charge related to our FHLB stock holdings. There can be no assurance, however, that future negative changes to the financial condition of the FHLB may not require us to recognize an impairment charge with respect to such holdings.

If the goodwill we have recorded in connection with our acquisitions becomes impaired, it could have an adverse impact on our earnings and capital.

At December 31, 2013, we had approximately $29,917,000 of goodwill on our balance sheet attributable to our acquisitions of the Bank of Madera County in January 2005, Service 1st Bancorp in November 2008, and Visalia Community Bank in July 2013. In accordance with generally accepted accounting principles, our goodwill is not amortized but rather evaluated for impairment on an annual basis or more frequently if events or circumstances indicate that a potential impairment exists. Such evaluation is based on a variety of factors, including the quoted price of our common stock, market prices of the common stock of other banking organizations, common stock trading multiples, discounted cash flows, and data from comparable acquisitions. There can be no assurance that future evaluations of goodwill will not result in findings of impairment and write-downs, which could be material.

We may raise additional capital, which could have a dilutive effect on the existing holders of our common stock and adversely affect the market price of our common stock.

We are not restricted from issuing additional shares of common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. We frequently evaluate opportunities to access the capital markets taking into account our regulatory capital ratios, financial condition and other relevant considerations, and subject to market conditions, we may take further capital actions. Such actions could include, among other things, the issuance of additional shares of common stock in public or private transactions in order to further increase our capital levels above the requirements for a well-capitalized institution established by the Federal bank regulatory agencies as well as other regulatory targets.

The issuance of any additional shares of common stock or securities convertible into or exchangeable for common stock or that represent the right to receive common stock, or the exercise of such securities including, without limitation, securities issued upon exercise of outstanding stock options under our stock option plans, could be substantially dilutive to shareholders of our common stock. With the exception of one major shareholder, holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders. The market price of our common stock could decline as a result of sales of shares of our common stock or the perception that such sales could occur.

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell shares of common stock owned by you at times or at prices you find attractive.

The stock market and, in particular, the market for financial institution stocks, has experienced significant volatility, which, in recent quarters, has reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices for certain issuers without regard to those issuers’ underlying financial strength. As a result, the trading volume in our common stock may fluctuate more than usual and cause significant price variations to occur. This may make it difficult for you to resell shares of common stock owned by you at times or at prices you find attractive. The low trading volume in our common shares on the NASDAQ Capital Market means that our shares may have less liquidity than other publicly traded companies. We cannot ensure that the volume of trading in our common shares will be maintained or will increase in the future.

The trading price of the shares of our common stock will depend on many factors, which may change from time to time and which may be beyond our control, including, without limitation, our financial condition, performance, creditworthiness and prospects, future sales or offerings of our equity or equity related securities, and other factors identified in this discussion of Risk Factors and below in the discussion under the caption “Disclosure Regarding Forward-Looking Statements.” These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock. Among the factors that could affect our stock price are:

•	actual or anticipated quarterly fluctuations in our operating results and financial condition;

•
changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to our common stock or those of other financial institutions;

•	failure to meet analysts’ revenue or earnings estimates;

•	speculation in the press or investment community generally or relating to our reputation, our market area, our competitors or the financial services industry in general;

•	strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions or financings;

•	actions by our current shareholders, including sales of common stock by existing shareholders and/or directors and executive officers;

•	fluctuations in the stock price and operating results of our competitors;

•	future sales of our equity, equity-related or debt securities;

•	changes in the frequency or amount of dividends or share repurchases;

•	proposed or adopted regulatory changes or developments;

•	anticipated or pending investigations, proceedings, or litigation that involves or affects us;

•	trading activities in our common stock, including short-selling;

•	domestic and international economic factors unrelated to our performance; and

•	general market conditions and, in particular, developments related to market conditions for the financial services industry.

A significant decline in our stock price could result in substantial losses for individual shareholders.

We may not be able to maintain our historical growth rate which may adversely impact our results of operations and financial condition.

We have initiated internal asset growth programs, completed various acquisitions and opened additional offices in the past few years. We may not be able to sustain our historical rate of asset growth or may not even be able to grow at all. We may not be able to obtain the financing necessary to fund additional asset growth and may not be able to find suitable candidates for acquisition. Various factors, such as economic conditions and competition, may impede or prohibit the opening of new branch offices. Further, our inability to attract and retain experienced bankers may adversely affect our internal asset growth. A significant decrease in our historical rate of asset growth may adversely impact our results of operations and financial condition.

We may be unable to complete future acquisitions, and once complete, may not be able to integrate our acquisitions successfully.

Our growth strategy includes our desire to acquire other financial institutions. We may not be able to complete any future acquisitions and, for completed acquisitions, we may not be able to successfully integrate the operations, management, products and services of the entities we acquire. We may not realize expected cost savings or make revenue enhancements. Following each acquisition, we must expend substantial managerial, operating, financial and other resources to integrate these entities. In particular, we may be required to install and standardize adequate operational and control systems, deploy or modify equipment, implement marketing efforts in new as well as existing locations and employ and maintain qualified personnel. Our failure to successfully integrate the entities we acquire into our existing operations may adversely affect our financial condition and results of operations.

We operate in a highly regulated environment and may be adversely affected by changes in federal and local laws and regulations.

We are subject to extensive regulation, supervision and examination by federal and state banking authorities. Any change in applicable regulations or federal or state legislation could have a substantial impact on us and our operations. Additional legislation and regulations may be enacted or adopted in the future that could significantly affect our powers, authority and operations, which could have a material adverse effect on our financial condition and results of operations. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank holding companies in the performance of their supervisory and enforcement duties. The exercise of this regulatory discretion and power may have a negative impact on us.

We are experiencing an influx of locally based competition that could affect near term results.

Recently, several new banks have opened in our service areas. We are seeing price competition from these new banks, as they work to establish their markets. The existence of competitors, large and small, is a normal and expected part of our operations, but in responding to the particular short-term impact on business of new entrants to the marketplace, we could see a negative impact on revenue and income. Moreover, these near term impacts could be accentuated by the seasonal impact on revenue and income generated by the borrowing and deposit habits of the agricultural community that comprises a significant component of our customer base.
Risks Related to Our Common Stock
If our public guidance or our future operating performance does not meet investor expectations, our stock price could decline.
We provide guidance to the investing community regarding our anticipated future operating performance. As discussed in the foregoing risk factors and the uncertainty as a result of the general economic situation, it is difficult for us to estimate with accuracy our future results. Our expectations regarding these results will be subject to numerous risks and uncertainties that could make actual results differ materially from those anticipated. If our actual results do not meet our public guidance or our guidance or actual results do not meet the expectations of third-party financial analysts, our stock price could decline significantly.
A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.
If our shareholders sell substantial amounts of our common stock in the public market, for example, liquidation of shares held by our principal shareholders, including shares issued upon the exercise of outstanding options, the market price of our common stock could decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our directors, officers and principal shareholders have significant voting power and may take actions that may not be in the best interests of our other shareholders.
Our officers, directors, and principal shareholders each holding more than 5% of our common stock collectively control approximately 39.36% of our outstanding common stock. As a result, these shareholders, if they act together, will be able to significantly influence the management and affairs of our company and most matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of our other shareholders.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
In addition to the other information contained or incorporated by reference in this prospectus, you should carefully consider the risk factors disclosed in this prospectus or any prospectus supplement when evaluating an investment in our securities. This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations. It is our intent that such statements be protected by the safe harbor created thereby.
The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. We have included important factors in the cautionary statements included in this prospectus and the documents incorporated by reference in this prospectus, particularly in the sections entitled “Risk Factors,” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. The forward-looking statements included in this prospectus are made only as of the date of this prospectus. Except as may be required by applicable law, we undertake no obligation and do not intend to update forward-looking statements after the date of this prospectus.

USE OF PROCEEDS
The proceeds from the sale of the Shares offered pursuant to this prospectus are solely for the accounts of the Selling Shareholders. Accordingly, we will not receive any of the proceeds from the sale of Shares offered by this prospectus. See “Selling Shareholders” and “Plan of Distribution” described below.

SELLING SHAREHOLDERS
The 1,155,014 shares of common stock covered by this prospectus were acquired by the Selling Shareholders from us in connection with a private placement of our securities on December 23, 2009. We agreed to file a registration statement with the Commission covering the resale of the shares issued in the transaction.
The following table provides information regarding the Selling Shareholders and the number of Shares each selling shareholder is offering under this prospectus. We have prepared this table based on information furnished to us by or on behalf of the Selling Shareholders. Under the rules of the Commission, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Beneficial ownership is determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and generally includes voting or investment power with respect to securities, including any securities that grant the selling shareholder the right to acquire common stock within 60 days of May 27, 2014. Unless otherwise indicated in the footnotes below, we believe that the Selling Shareholders have sole voting and investment power with respect to all shares beneficially owned. The percentage ownership data is based on 10,926,925 shares of our common stock issued and outstanding as of May 27, 2014. Since the date on which they provided us with the information below, the Selling Shareholders may have sold, transferred or otherwise disposed of some or all of their Shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.
The Shares may be sold by the Selling Shareholders, by those persons or entities to whom they transfer, donate, devise, pledge or distribute their Shares or by other successors in interest. The information regarding shares beneficially owned after this offering assumes the sale of all Shares offered by each of the Selling Shareholders. The Selling Shareholders may sell less than all of the Shares listed in the table. In addition, the Shares listed below may be sold pursuant to this prospectus or in privately negotiated transactions. Accordingly, we cannot estimate the number of Shares the Selling Shareholders will sell under this prospectus.
The Selling Shareholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years, other than beneficial ownership of the shares described in the table below.

	Shares Beneficially Owned Before Offering (1)			Shares Beneficially Owned After Offering (2)
Name of Selling Shareholders	Number	Percentage (%)	Shares Offered Hereby (3)	Number (4)	Percentage (%) (5)
Patriot Financial Partners, L.P. (6)	660,077	6.04%	660,077	n/a	—%
Patriot Financial Partners Parallel, L.P. (6)	113,985	1.04%	113,985	n/a	—%
BANC FUND VI L.P.	96,433	0.88%	52,571	43,862	0.40%
BANC FUND VII L.P.	247,407	2.26%	63,810	183,597	1.68%
BANC FUND VIII L.P.	432,826	3.96%	74,095	358,731	3.28%
Other investors (7)	190,476	1.74%	190,476	n/a	—%
	1,741,204	15.92%	1,155,014	586,190	5.36%
(1) Information on beneficial shareholdings is derived from Company records and Schedule 13-G and 13-D filings by the Selling Shareholders, as of May 27, 2014.
(2) Assumes that each selling shareholder will sell all shares of common stock beneficially owned by it under this prospectus.
(3) Includes a total of 1,264,952 Shares originally registered for resale under Registration Statement 333-165907, filed with the Commission in April 2010. Of those shares, 103,800 shares were sold pursuant to Rule 144, and 265,000 shares were sold pursuant to Registration Statement No. 333-165907.
(4) Represents shares acquired other than in the 2009 private placement of the Shares, which shares are not being offered pursuant to this prospectus.
(5) This number represents the percentage of common stock to be owned by the selling shareholder after completion of the offering, based on the number of shares of common stock outstanding as of May 27, 2014 (10,926,925 shares).
(6) The number of shares beneficially owned before offering for Patriot Financial Partners, L.P. includes 753,785 shares originally registered for resale under Registration Statement 333-165907, plus an additional 220,766 shares acquired in 2011 upon conversion of the Company’s non-voting common stock, less (a) 88,509 shares sold in 2014 without registration pursuant to Rule 144 and (b) 225,965 shares sold in 2014 pursuant to Registration Statement 333-165907. The number of shares beneficially owned before offering for Patriot Financial Partners Parallel, L.P. includes 153,020 shares originally registered for resale under Registration Statement 333-165907, plus an additional 38,096 shares acquired in 2011 upon conversion of the Company’s non-voting common stock, less (a) 15,291 shares sold in 2014 without registration pursuant to Rule 144 and (b) 39,035 shares sold in 2014 pursuant to Registration Statement 333-165907. Patriot Financial Partners, L.P. has a total of 439,311 shares registered for resale under Registration Statement 333-165907, and Patriot Financial Partners Parallel, L.P. has a total of 75,889 shares registered for resale under Registration Statement 333-165907.

(7) Shares held of record by parties advised by Wellington Management Company, LLP (“Wellington Management”), which is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington Management, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts. Specific shareholder information at the time of a sale pursuant to this registration statement will be provided in a post-effective amendment or prospectus supplement.

PLAN OF DISTRIBUTION
The Selling Shareholders may resell, redistribute, transfer or otherwise dispose of any or all of the securities listed elsewhere in this prospectus or interest therein from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions, or in any other legal manner, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. Persons who are pledgees, donees, transferees, or other successors in interest of any of the named Selling Shareholders (including but not limited to persons who receive securities from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus) may also use this prospectus and are included when we refer to “Selling Shareholders” in this prospectus. The Selling Shareholders may sell, transfer or otherwise dispose of the Shares being offered from time to time in one or more transactions:

•	on The Nasdaq Capital Market or otherwise;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	through broker-dealers, who may act as agents or principals;

•	through one or more underwriters on a firm commitment or best efforts basis;

•	through the writing of options on shares, whether the options are listed on an options exchange or otherwise;

•	a combination of such methods of sale; or

•	any other method permitted pursuant to applicable law.
The Selling Shareholders may also transfer the securities by gift, pledge or other form of transfer. We do not know of any current arrangements by the Selling Shareholders for the sale or distribution of any of the securities.
The Selling Shareholders also may sell the Shares pursuant to Rule 144 adopted under the Securities Act, as permitted by that rule. The Selling Shareholders may effect transactions by selling Shares directly to purchasers or to or through broker-dealers. The broker-dealers may act as agents or principals. The broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Shares. The compensation of any particular broker-dealer may be in excess of customary commissions. Because the Selling Shareholders and broker-dealers that participate with the Selling Shareholders in the distribution of Shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. Any commissions received by them and any profit on the resale of Shares may be deemed to be underwriting compensation.
Each of the Selling Shareholders has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of Shares by any of the Selling Shareholders.

From time to time, one or more of the Selling Shareholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus.
Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in sales. If the Selling Shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Any such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority, or FINRA, Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Shareholders. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the Shares.
We have agreed to indemnify the Selling Shareholders and their respective officers, directors, employees, agents and representatives, and each other person who may be subject to liability because of his, her or its connection with the selling shareholder, against specified liabilities, including liabilities under the federal securities laws. The Selling Shareholders have agreed to, severally and not jointly, indemnify us, our officers, directors, employees, agents and representatives and each other person subject to liability because of his, her or its connection with us, against specified liabilities arising from information provided by the selling shareholder for use in this prospectus, including liabilities under the federal securities laws.
In connection with the sale of the shares of common stock, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the Selling Shareholders from the sale of the shares offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The securities offered hereby were originally issued to the Selling Shareholders pursuant to an exemption from the registration requirements of the Securities Act. We have agreed with each selling shareholder to register the securities under the Securities Act, and to keep the registration statement, of which this prospectus constitutes a part, effective with respect to its Shares until the earlier of (i) the date on which all of the Shares have been sold by the Selling Shareholders pursuant to the registration statement, (ii) the date on which either all of the Shares are distributed or saleable to the public without volume or manner of sale limitations pursuant to Rule 144 promulgated by the Commission under the Securities Act (or any similar provision then in effect), or (iii) the date on which all of the outstanding Shares covered by the registration statement ceases to be outstanding. We will bear all costs, expenses and fees in connection with the registration of the Shares. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sales of the Shares. The Selling Shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.
There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

LEGAL MATTERS

The validity of the Shares being offered by this prospectus will be passed upon for us by Downey Brand LLP.

EXPERTS
The financial statements as of December 31, 2013 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of Crowe Horwath LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy these reports, proxy statements and other information at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the Commission and paying a fee for the copying cost. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our Commission filings are also available at the Commission’s web site at www.sec.gov and our website at www.cvcb.com. We have not incorporated by reference into this prospectus the information contained on our website and you should not consider it to be part of this prospectus.

INCORPORATION BY REFERENCE
The Commission allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus but before the end of any offering made under this prospectus and accompanying prospectus (other than current reports or portions thereof furnished under Item 2.02, 7.01 or 8.01 of Form 8-K, unless such current reports or portions thereof specifically reference their contents as being filed):

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Commission on March 21, 2014;

•	Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2014, filed with the Commission on May 13, 2014;

•	Our definitive proxy statement filed with the Commission on April 11, 2014;

•	Our current reports on Form 8-K, filed with the Commission on January 29, 2014 (2 reports), February 5, 2014, February 20, 2014, April 17, 2014, May 22, 2014 (2 reports), and May 27, 2014;

•	The description of our common stock in our registration statement on Form S-8 filed with the Commission on November 20, 2000;

•
All future filings that we make with the Commission under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of filing of the registration statement on Form S-3 of which this prospectus is a part and prior to the termination or completion of any offer of securities under this prospectus and all applicable prospectus supplements (except, in each case, for information contained in any such filing that is furnished and not “filed” under the Exchange Act), which filings will be deemed to be incorporated by reference in this prospectus, as supplemented by the applicable prospectus supplement, and to be a part hereof from the dates of such filings.

Copies of documents incorporated by reference, excluding exhibits except to the extent such exhibits are specifically incorporated by reference, are available from us without charge, upon oral or written request to:

Central Valley Community Bancorp
7100 N. Financial Drive, Suite 101
Fresno, California 93720
(559) 298-1775 / Fax: (559) 323-3310
Attn: Cathy Ponte
You should rely only on the information provided in and incorporated by reference into this prospectus or any prospectus supplement. We have not authorized any else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of these documents.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution
The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except for the registration fee.

Amount to be Paid
Securities and Exchange Commission Registration Fee	$392
Legal Fees and Expenses	*
Accountant’s Fees and Expenses	*
Printing Expenses	0
Transfer Agent Fees and Expenses	*
Miscellaneous	*
Total	*
* Estimated expenses are not presently known. The foregoing sets forth the general categories of expenses (other than underwriting discounts and commissions) that the Company anticipates it will incur in connection with the offering of securities under the registration statement. An estimate of the aggregate expenses in connection with the issuance and distribution of the securities being offered will be included in the applicable prospectus supplement.

Item 15.	Indemnification of Directors and Officers

The Company is subject to the California General Corporation Law (the “CGCL”), which provides a detailed statutory framework covering limitation of liability of directors in certain instances and indemnification of any officer, director or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her service on behalf of such corporation.
With respect to limitation of liability, the CGCL permits a California corporation to adopt a provision in its articles of incorporation reducing or eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the fiduciary duty of care, provided that such liability does not arise from certain proscribed conduct (including intentional misconduct and breach of the duty of loyalty). The CGCL in this regard relates only to actions brought by shareholders on behalf of the corporation (i.e., “derivative actions”) and does not apply to claims brought by outside parties.
With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful “on the merits” in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.
The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation’s articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.
The articles of incorporation and bylaws of Central Valley Community Bancorp and Central Valley Community Bank implement the applicable statutory framework by limiting the personal liability of directors for monetary damages for a breach of a directors’ fiduciary duty of care and allowing Central Valley Community Bancorp and Central Valley Community Bank to expand the scope of their indemnification of directors, officers and other agents to the fullest extent permitted by California law. The articles or incorporation of Central Valley Community Bancorp and Central Valley Community Bank, under the applicable provisions of the CGCL, also include a provision allowing Central Valley Community Bancorp and Central Valley Community Bank to include in their bylaws, and in agreements between Central Valley Community Bancorp and Central Valley Community Bank and their directors, officers and other agents, provisions expanding the scope of indemnification beyond that specifically provided under California law. Central Valley Community Bancorp and Central Valley Community Bank have no such agreements in force.
We maintain insurance coverage for our directors and officers through a policy of directors’ and officers’ liability insurance.

See also the undertakings set out in our response to Item 17 herein.

Item 16.	Exhibits and Financial Statement Schedules
(a) The following exhibits are filed herewith or incorporated herein by reference:

Exhibit Number	Description
3.1.1	Articles of Incorporation of the Company (filed as an exhibit to the Annual Report on Form 10-KSB for the year ended December 31, 2000 and incorporated herein by reference).
3.1.2
Certificate of Amendment of Articles of Incorporation, dated July 6, 2000 (filed as an exhibit to the Annual Report on Form 10-KSB for the year ended December 31, 2000 and incorporated herein by reference).

3.1.3
Certificate of Amendment of Articles of Incorporation, dated January 6, 2003 (incorporated herein by reference to Exhibit 3.1.3 to Registrant’s Annual report on Form 10-KSB for the year ended December 31, 2003, filed March 26, 2004).

3.1.4
Certificate of Amendment of Articles of Incorporation, dated October 31, 2005 (incorporated herein by reference to Exhibit 3.(I) to Registrant’s Quarterly report on Form 10-Q for the quarter ended September 30, 2005, filed November 14, 2005).

3.1.5
Certificate of Determination of Series A Fixed Rate Cumulative Perpetual Preferred Stock, dated January 16, 2009 (incorporated herein by reference to Exhibit 3.1 to Registrant’s Report on Form 8-K, dated January 30, 2009).

3.1.6
Certificate of Determination of Series B Adjustable Rate Non-Cumulative Perpetual Preferred Stock, dated December 22, 2009 (incorporated herein by reference to Exhibit 3.2 to Registrant’s Report on Form 8-K, dated December 24, 2009).

Certificate of Determination for Series C Preferred Stock (filed as an exhibit to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 and incorporated herein by reference).

3.2	Bylaws of the Company as amended to date (filed as an exhibit to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 and incorporated herein by reference).
4.1
Form of Stock Purchase Agreement between the Company and Purchasers buying common stock and Preferred Stock, dated as of December 22, 2009 (incorporated herein by reference to Exhibit 4.1 to Registrant’s Report on Form 8-K, dated December 24, 2009).

4.2
Form of Stock Purchase Agreement between the Company and Purchasers buying common stock, dated as of December 22, 2009 (incorporated herein by reference to Exhibit 4.2 to Registrant’s Report on Form 8-K, dated December 24, 2009).

Share Exchange Agreement, dated August 23, 2011, among the Company and Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (filed as an exhibit to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 and incorporated herein by reference).

5.1	Opinion of Downey Brand LLP (filed herewith).
23.1	Consent of Crowe Horwath LLP, Independent Auditors (filed herewith).
23.2	Consent of Downey Brand LLP (included in Exhibit 5.1).
24.1	Power of Attorney (filed June 2, 2014).

Item 17.	Undertakings
(a)     The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:
(A)    Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement; and
(B)     Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That:
(i)     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.
(ii)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.
(5)     That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)     If the registrant is relying on Rule 430B:
(A)     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i),

(vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or a prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii)    If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 2 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fresno, State of California, on July 9, 2014.

CENTRAL VALLEY COMMUNITY BANCORP

By: /s/ Daniel J. Doyle
Date:	July 9, 2014	Daniel J. Doyle
President and Chief Executive Officer
(principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 2 to this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/ Daniel J. Doyle	Date:	July 9, 2014
Daniel J. Doyle,
President and Chief Executive Officer and Director (principal executive officer)

/s/ David A. Kinross *	Date:	July 9, 2014
David A. Kinross,
Executive Vice President and Chief Financial Officer (principal accounting officer and principal financial officer)

/s/ Daniel N. Cunningham *	Date:	July 9, 2014
Daniel N. Cunningham,
Chairman of the Board and Director

/s/ Sidney B. Cox *	Date:	July 9, 2014
Sidney B. Cox, Director

/s/ Edwin S. Darden *	Date:	July 9, 2014
Edwin S. Darden, Director

/s/ F.T. (“Tommy”) Elliot, IV *	Date:	July 9, 2014
F.T. (“Tommy”) Elliot, IV, Director

/s/ Steven D. McDonald *	Date:	July 9, 2014
Steven D. McDonald, Director

/s/ Louis McMurray *	Date:	July 9, 2014
Louis McMurray, Director

/s/ William S. Smittcamp *	Date:	July 9, 2014
William S. Smittcamp, Director

/s/ Joseph B. Weirick *	Date:	July 9, 2014
Joseph B. Weirick, Director

* Signed by Daniel J. Doyle as attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
3.1.1	Articles of Incorporation of the Company (filed as an exhibit to the Annual Report on Form 10-KSB for the year ended December 31, 2000 and incorporated herein by reference).
3.1.2
Certificate of Amendment of Articles of Incorporation, dated July 6, 2000 (filed as an exhibit to the Annual Report on Form 10-KSB for the year ended December 31, 2000 and incorporated herein by reference).

3.1.3
Certificate of Amendment of Articles of Incorporation, dated January 6, 2003 (incorporated herein by reference to Exhibit 3.1.3 to Registrant’s Annual report on Form 10-KSB for the year ended December 31, 2003, filed March 26, 2004).

3.1.4
Certificate of Amendment of Articles of Incorporation, dated October 31, 2005 (incorporated herein by reference to Exhibit 3.(I) to Registrant’s Quarterly report on Form 10-Q for the quarter ended September 30, 2005, filed November 14, 2005).

3.1.5
Certificate of Determination of Series A Fixed Rate Cumulative Perpetual Preferred Stock, dated January 16, 2009 (incorporated herein by reference to Exhibit 3.1 to Registrant’s Report on Form 8-K, dated January 30, 2009).

3.1.6
Certificate of Determination of Series B Adjustable Rate Non-Cumulative Perpetual Preferred Stock, dated December 22, 2009 (incorporated herein by reference to Exhibit 3.2 to Registrant’s Report on Form 8-K, dated December 24, 2009).

Certificate of Determination for Series C Preferred Stock (filed as an exhibit to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 and incorporated herein by reference).

3.2	Bylaws of the Company as amended to date (filed as an exhibit to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 and incorporated herein by reference).
4.1
Form of Stock Purchase Agreement between the Company and Purchasers buying common stock and Preferred Stock, dated as of December 22, 2009 (incorporated herein by reference to Exhibit 4.1 to Registrant’s Report on Form 8-K, dated December 24, 2009).

4.2
Form of Stock Purchase Agreement between the Company and Purchasers buying common stock, dated as of December 22, 2009 (incorporated herein by reference to Exhibit 4.2 to Registrant’s Report on Form 8-K, dated December 24, 2009).

Share Exchange Agreement, dated August 23, 2011, among the Company and Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (filed as an exhibit to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 and incorporated herein by reference).

5.1	Opinion of Downey Brand LLP (filed herewith).
23.1	Consent of Crowe Horwath LLP, Independent Auditors (filed herewith).
23.2	Consent of Downey Brand LLP (included in Exhibit 5.1).
24.1	Power of Attorney (filed June 2, 2014).